Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-135583, 333-114932, 333-62188, 333-34095, 333-81453, 333-169489 and 333-169490) of RF Industries, Ltd., of our report dated January 29, 2015 on our audits of the consolidated financial statements of RF Industries, Ltd. and Subsidiary as of October 31, 2014 and 2013 and for the years then ended, included in this Annual Report on Form 10-K of RF Industries, Ltd. for the year ended October 31, 2014.

/s/ CohnReznick LLP

San Diego, California

January 29, 2015